Exhibit 99.1

WhiteHorse Finance, Inc. Announces Third Quarter 2026 Earnings Results and Declares Quarterly Distribution of $0.25 Per Share

NEW YORK, November 9, 2026 /PRNewswire/ -- WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (Nasdaq: WHF) today announced its financial results for the third quarter ended September 30, 2026. In addition, the Company’s board of directors has declared a distribution of $0.25 per share with respect to the quarter ending December 31, 2026. The distribution will be payable on January 6, 2027 to stockholders of record as of December 21, 2026.

Stuart Aronson, WhiteHorse Finance’s Chief Executive Officer, commented, “During the third quarter, we continued to execute on the priorities we have previously outlined, including actively managing restructured and underperforming credits and maintaining discipline in new originations. Net asset value per share increased for a second consecutive quarter, driven by favorable portfolio markups. Non-accruals declined following the completion of a restructuring, and there were no new additions to non-accrual during the quarter. Core net investment income increased modestly from the prior quarter, and all of our new originations were first lien loans. We remain focused on realizing value from our equitized positions and redeploying that capital into income-producing investments, while managing risk and investing selectively.”

Recent Developments:

On November 9, 2026, WhiteHorse Advisers voluntarily agreed to waive and reduce the incentive fee on net investment income from its stated annual rate of 20.00% to 17.50% for the next fiscal quarter ending December 31, 2026.

Summary Information as of September 30, 2026 and June 30, 2026 (unaudited):

	Three Months Ended	Three Months Ended	Change
($ in thousands except per share data)	September 30, 2026	June 30, 2026	$	%
Total investment income	$14,829	$14,369	460	3.2
Total expenses, including excise tax	10,390	9,688	702	7.2
Net investment income	4,439	4,681	(242)	(5.2)
Net investment income per share	0.207	0.217	(0.010)	(4.7)
Core net investment income(1)	4,806	4,681	125	2.7
Core net investment income(1) per share	0.224	0.217	0.007	3.3
Distributions per share	0.250	0.250	—	—
Net realized gains (losses)	(3,631)	(51)	(3,580)	NM
Net unrealized appreciation (depreciation)	5,703	5,779	(76)	(1.3)
Net increase (decrease) in net assets resulting from operations	6,511	10,409	(3,898)	(37.4)

($ in thousands except per share data)	As of September 30, 2026	As of June 30, 2026	$	%
Total investments, at fair value(2)	$569,073	$569,202	(129)	(0.0)
STRS JV total investments, at fair value	332,601	340,272	(7,671)	(2.3)
Net asset value per share	11.82	11.77	0.05	0.4

Portfolio and Investment Activity

As of September 30, 2026, the fair value of WhiteHorse Finance’s investment portfolio was $569.1 million, compared with $569.2 million as of June 30, 2026. The portfolio as of September 30, 2026 consisted of 125 positions across 64 companies with a weighted average effective yield of 11.0% on income-producing debt investments. The average debt investment size (excluding investments in STRS JV (as defined below)) was $5.2 million with the overall portfolio comprised of approximately 70.7% first lien secured loans, 0.9% second lien secured loans, 0.2% unsecured loans, 7.9% equity and 20.3% in investments in STRS JV. Almost all loans were variable rate investments (primarily indexed to the Secured Overnight Financing Rate) with fixed rate securities representing only 1.4% of loans at fair value. Nearly all performing floating rate investments have interest rate floors.

During the three months ended September 30, 2026, WhiteHorse Finance made investments in two new portfolio companies for a total of $14.8 million, added a total of $6.2 million to existing portfolio companies and net fundings of $0.2 million to revolving loans. Proceeds from sales and repayments totaled approximately $10.0 million for the three months ended September 30, 2026, driven by full realizations from Transervice and PFB equity.

In addition to the transactions discussed above, during the three months ended September 30, 2026, WhiteHorse Finance transferred assets comprised of five portfolio companies, totaling $21.4 million to STRS JV in exchange for a net investment in STRS JV of $7.2 million as well as cash proceeds of $14.2 million.

Distributions

The Company's board of directors has declared a distribution of $0.25 per share with respect to the quarter ending December 31, 2026. The distribution will be payable on January 6, 2027 to stockholders of record as of December 21, 2026. In addition, on October 14, 2026, the Company declared a special distribution of $0.17 per share, which will be payable on December 10, 2026 to stockholders of record as of October 30, 2026.

On August 10, 2026, the Company declared a distribution of $0.25 per share with respect to the quarter ended September 30, 2026. The distribution was paid on October 5, 2026, to stockholders of record as of September 21, 2026.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in the Company’s periodic reports filed with the SEC.

Conference Call

WhiteHorse Finance will host a conference call to discuss its third quarter results for the period ended September 30, 2026, at 1:00 p.m. ET on Monday, November 9, 2026. To access the teleconference, please dial 800-267-6316 (domestic) or +1 203-518-9783 (international) approximately 10 minutes before the teleconference’s scheduled start time and reference ID #WHFQ326. Investors may also access the call on the investor relations portion of the Company’s website www.whitehorsefinance.com.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion through November 16, 2026. The teleconference replay can be accessed by dialing 800-757-4770 or +1 402-220-7228 for international callers. A webcast replay will also be available on the investor relations portion of the Company’s website at www.whitehorsefinance.com.

About WhiteHorse Finance, Inc.

WhiteHorse Finance is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company’s investment activities are managed by H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, LLC, (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager with $76 billion of capital under management(3) across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the SEC. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

(1) “Core net investment income” is a non-GAAP financial measure. The Company believes that core net investment income provides useful information to investors and management because it reflects the Company's financial performance excluding (net of any incentive fee impact) (i) the impact of costs associated with the refinancing of the Company's indebtedness, (ii) the accrual of the capital gains incentive fee attributable to realized and unrealized gains and losses, (iii) certain excise or other income taxes and (iv) certain non-recurring expenses that are one-time in nature and are not representative of ongoing expenses incurred during the Company’s normal course of business. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Additional information on core net investment income and a reconciliation of core net investment income to its most directly comparable GAAP financial measure, net investment income, are set forth in Schedule 1 hereto.

(2) Includes investments in WHF STRS Ohio Senior Loan Fund LLC (“STRS JV”), an unconsolidated joint venture.

(3) As of November 9, 2026, based on total capital raised by H.I.G. Capital and affiliates.

SCHEDULE 1

As a supplement to GAAP financial measures, the Company has provided information relating to core net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income determined in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Core net investment income represents net investment income adjusted to exclude the net impact of costs associated with the refinancing of the Company’s indebtedness, the accrual of the capital gains incentive fee attributable to net realized and unrealized gains and losses, and excise or other income taxes related to such net realized gains and losses and certain non-recurring expenses that are one-time in nature and are not representative of ongoing expenses incurred during the Company’s normal course of business (net of any incentive fee impact). There were no excise or other income taxes related to net realized gains and losses for the quarters ended September 30, 2026, and September 30, 2025.

The following table provides a reconciliation of net investment income to core net investment income for the three months ended September 30, 2026, and September 30, 2025 (in thousands, except per share data):

	September 30, 2026		September 30, 2025
	Amount	Per Share	Amount	Per Share
		Amounts		Amounts
Net investment income	$4,439	$0.207	$6,101	$0.263
Net impact of non-recurring expenses	367	0.017	—	—
Net impact of costs associated with refinancing of indebtedness	—	—	—	—
Accrual for capital gains incentive fee	—	—	—	—
Net impact of excise tax expense related to net realized gains and losses	—	—	—	—
Core net investment income	$4,806	$0.224	$6,101	$0.263

Contacts

Stuart Aronson
WhiteHorse Finance, Inc.
212-506-0500
saronson@higwhitehorse.com

or

Joyson Thomas
WhiteHorse Finance, Inc.
305-379-2322
jthomas@higwhitehorse.com

or

Robert Brinberg Rose & Company 212-257-5932 whitehorse@roseandco.com

Source: WhiteHorse Finance, Inc.